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                                                                     EXHIBIT 4.2

                              FIRST AMENDMENT TO
                CHEROKEE INC. 1995 INCENTIVE STOCK OPTION PLAN

          THIS FIRST AMENDMENT TO CHEROKEE INC. 1995 INCENTIVE STOCK OPTION PLAN is made and adopted by CHEROKEE INC., a Delaware corporation (the "Company"). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Plan (as defined below).

          WHEREAS, effective July 25, 1995, the Company adopted the Cherokee Inc. 1995 Incentive Stock Option Plan (the "Plan") for the benefit of its officers and other key employees;

          WHEREAS, effective as of October 9, 1996, the Company amended and restated the Plan;

          WHEREAS, the Company desires to amend the Plan; and

          WHEREAS, this First Amendment was duly adopted by a resolution of the Board of Directors of the Company dated as of November 10, 1997.

          NOW THEREFORE, in consideration of the foregoing, the Company hereby amends the Plan as follows:

          1. Section 7.4 of the Plan is hereby deleted in its entirety and replaced by the following new Section 7.4:

          "7.4  EXERCISE OF OPTION.  No Incentive Stock Option shall be
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exercisable during the lifetime of an Optionee by any person other than the
Optionee. No Non-Qualified Stock Option shall be exercisable during the lifetime of an Optionee by any person other than the Optionee or an assignee of such Optionee who has been approved by the Plan Administrator pursuant to
Section 7.6 hereof. Subject to the foregoing, the Plan Administrator shall have the power to set the time or times within which each Option shall be exercisable and to accelerate the time or times of exercise. To the extent that an Optionee or assignee has the right to exercise an Option and purchase shares pursuant thereto, the Option may be exercised from time to time in the manner provided in
Section 7.3 hereof. Options shall vest and become exercisable at such times and in such installments (which may be cumulative) as the Plan Administrator shall provide in the terms of each individual Option agreement; provided, however, that the Plan Administrator may, on such terms as the Plan Administrator determines to be appropriate, accelerate the time at which any outstanding Option or installment thereof may be exercised."

          2. Section 7.6 of the Plan is hereby deleted in its entirety and replaced by the following new Section 7.6:

          "7.6  NO TRANSFER OF OPTION.  Subject to the following sentence of
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this Section 7.6, no Option shall be transferable by an Optionee otherwise than by will or the laws of descent
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and distribution. Notwithstanding the foregoing, Non-Qualified Stock Options may be assigned by the Optionee with the prior written consent of the Plan Administrator, which consent may be granted or denied by the Plan Administrator in its sole and absolute discretion."

          3. Section 7.13 of the Plan is hereby amended by adding the phrase "extraordinary cash dividend," immediately after the phrase "(but only on Common Stock)," in the first sentence of such Section.

          4. This First Amendment shall be and is hereby incorporated in and forms a part of the Plan.

          5.  This First Amendment shall be effective as of November 27, 1997.

          6. Except as set forth herein, the Plan shall remain in full force and effect.


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          IN WITNESS WHEREOF, the Company has caused this amendment to the Plan to be executed by its duly authorized officer as of November 10, 1997.


                                     CHEROKEE INC.



                                     By:  Carol Gratzke
                                          -------------
                                     Its: Chief Financial Officer and Secretary



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